Exhibit 21

The following is a list of subsidiaries of the registrant as of December 31, 2019, omitting subsidiaries which, considered in the aggregate, would not constitute a significant subsidiary. The registrant directly or indirectly owns 100% of the voting securities of each listed entity except where noted.

SUBSIDIARIES OF SP PLUS CORPORATION

CORPORATE ENTITIES	JURISDICTION
Central Parking Corporation	Tennessee
SP Plus Security Services, Inc.	Delaware
Standard Auto Park, Inc.	Illinois
Standard Parking Corporation IL	Delaware
SP Plus Corporation Canada	Canada
SP Plus Corporation du Canada	Quebec, Canada
SP Plus Security Canada, Ltd.	Canada
SP Plus Property Management, Inc.	Delaware
SP Plus Fleet Services, Inc.	Delaware
ZWB Holdings, Inc.	Florida
Rynn's Luggage Corporation	Pennsylvania
Central Parking System, Inc.	Tennessee
Central Parking System of Connecticut, Inc.	Tennessee
Central Parking System of Georgia, Inc.	Tennessee
Central Parking System of Maryland, Inc.	Tennessee
Central Parking System of Puerto Rico	Tennessee
Central Parking System of Washington, Inc.	Tennessee
Central Parking System of New York, Inc.	Tennessee
Central Parking System Reality of New York, Inc.	Tennessee
USA Parking System, Inc.	Tennessee
KCPC Holdings, Inc.	Delaware

LLCs and PARTNERSHIPS	JURISDICTION
APCOA LaSalle Parking Company, LLC	Louisiana
APCOA Bradley Parking Company, LLC	Connecticut
Parking Data Ventures, LLC	Delaware
Bradley Airport Parking, LP	Delaware
Kinney System, Inc.	Delaware
Central Parking System of Mississippi, LLC	Tennessee
Central Parking System of Missouri, LLC	Tennessee